-For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER AND FIRST SIX MONTHS OF 2009 FINANCIAL RESULTS

MANHATTAN BEACH, CA. – July 22, 2009 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2009.

Second quarter 2009 net sales were $299.0 million and the net loss was $5.9 million. In the second quarter of 2008, we had net sales of $354.6 million, a record for second quarter net sales, and net earnings of $14.6 million. Second quarter loss per diluted share was $0.13 based on 46.3 million weighted average shares outstanding as compared to net earnings per diluted share of $0.31 based on 46.8 million weighted average shares outstanding in the second quarter of 2008.

“Our second quarter 2009 sales are in line with our recent expectations in light of today’s soft retail environment,” began Fred Schneider. “Our revenues continue to be negatively impacted by the weakness in the global economy, yet we have reacted in a strategic and aggressive manner to these challenges by continuing to focus on managing our inventory and expenses, and further strengthening our product offering and balance sheet. While we continued to experience margin pressure in the early part of the quarter, margins improved in June and we believe our inventory is now clean. In addition, our expenses are in line with our current business. Importantly, we are maintaining our position in the global footwear market and we currently expect to be profitable in the second half of the year.”

For the six months ended June 30, 2009, net sales were $642.4 million compared to net sales of $739.5 million in the first six months of 2008. Net earnings were $2.3 million, compared to net earnings of $47.5 million in the first six months of 2008. Net earnings per diluted share in the first six months of 2009 were $0.05 per share on 46.4 million diluted shares outstanding versus net earnings of $1.02 per share on 46.7 million diluted shares outstanding for the same period last year. Included in diluted earnings per share for the first six months of 2009 is a $1.9 million reduction in income tax expense or $0.04 per share adjustment recorded in the first quarter that relates to the prior year.

Gross profit for the second quarter of 2009 was $122.6 million or 41.0 percent of net sales compared to $157.2 million or 44.3 percent of net sales in the second quarter of last year. Gross profit for the first six months of 2009 was $248.0 million or 38.6 percent of net sales versus $329.4 million or 44.5 percent of net sales in the first six months of 2008.

Robert Greenberg, SKECHERS chief executive officer, commented: “We just completed three weeks of product review with our key accounts and are pleased with the reaction to our Spring 2010 collections for each of our brands. Though many of these accounts continue to feel the impact of the weak economy, we believe they are looking to SKECHERS to meet their immediate needs and for the coming Spring season due to the relevance of our styling and the value we offer consumers. We are continuing to develop fresh product and support our brands with targeted marketing, including new print campaigns and multiple commercials for SKECHERS Kids – featuring our cast of characters; SKECHERS Men and Women; and several new spots for our fashion brands, including one with Vanessa Hudgens for Red by Marc Ecko. As we continue to look at opportunities to grow our business, we have selectively opened new SKECHERS stores in the United States, established a subsidiary operation in Chile, and introduced existing lines into many key countries, and we are expanding into new markets. As a well-recognized brand and a financially strong company trusted by consumers and our wholesale partners, we believe we are well-positioned for the current economic climate as well as for profitable growth when the global economy begins to improve.”

“The last year has been a difficult one for many companies, retailers and consumers around the globe. Like many others, we too have been adversely affected by the economic climate, and have adjusted our inventory levels and expenses to meet the lower demand,” stated David Weinberg, chief operating officer of SKECHERS. “We are beginning to see positive improvements in our domestic and international sales trends, and our new product offerings have been well received and are testing well. We believe our cash position of $257 million, which increased by $184 million during the second quarter in part due to the redemption of our auction rate securities, provides us ample liquidity to effectively operate in a difficult retail environment. With a new untapped credit facility of $250 million and a cash balance in excess of $5.50 per share, we believe we are in a great position to capitalize on opportunities as they arise and to further grow our business around the world.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the recent global economic slowdown and financial crisis; the ability to sustain, manage and forecast costs and proper inventory levels; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the credit crisis in the global financial markets or other difficulties in their businesses; changes in fashion trends and consumer demands; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; new standards regarding lead content in children’s products including footwear under the Consumer Product Safety Improvement Act of 2008; the ability to maintain brand image; intense competition among sellers of footwear for consumers; further changes to the global economic slowdown that could affect the ability to open retail stores in new markets and/or the sales performance of existing stores; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; potential imposition of additional duties, tariffs or other trade restrictions; violation of labor or other laws by independent contract manufacturers, suppliers or licensees; popularity of particular designs and categories of products; changes in business strategy or development plans; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; the ability to secure and protect trademarks, patents and other intellectual property; business disruptions resulting from natural disasters such as an earthquake due to the location of domestic warehouse, headquarters and a substantial number of retail stores in California; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2008 and the Company’s Form 10-Q for the quarter ended March 31, 2009. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$257,024	$114,941
Trade accounts receivable, net	193,729	175,064
Other receivables	10,713	7,816

Total receivables	204,442	182,880
Inventories	191,283	261,209
Prepaid expenses and other current assets	31,991	31,022
Deferred tax assets	11,955	11,955

Total current assets	696,695	602,007
Property and equipment, at cost less accumulated depreciation and amortization	174,411	157,757
Intangible assets, less applicable amortization	5,036	5,407
Deferred tax assets	12,609	18,158
Long-term investments	—	81,925
Other assets, at cost	12,450	11,062

TOTAL ASSETS	$901,201	$876,316

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$642	$572
Line of credit	639	—
Accounts payable	178,066	164,643
Accrued expenses	16,764	23,021

Total current liabilities	196,111	188,236
Long-term borrowings, excluding current installments	15,858	16,188

Total liabilities	211,969	204,424
Equity:
Skechers U.S.A., Inc. stockholders’ equity	684,575	668,693
Noncontrolling interest	4,657	3,199

Total equity	689,232	671,892

TOTAL LIABILITIES AND EQUITY	$901,201	$876,316

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$298,976	$354,574	$642,446	$739,496
Cost of sales	176,373	197,381	394,414	410,131

Gross profit	122,603	157,193	248,032	329,365
Royalty income	332	230	604	1,070

	122,935	157,423	248,636	330,435

Operating expenses:
Selling	34,813	38,592	56,323	64,126
General and administrative	95,848	98,857	193,886	198,079

	130,661	137,449	250,209	262,205

Other income (expense):
Interest, net	(331)	488	333	1,941
Other, net	245	844	27	748

	(86)	1,332	360	2,689

Earnings (loss) before income taxes	(7,812)	21,306	(1,213)	70,919
Income tax expense (benefit from)	(1,186)	7,045	(1,939)	23,814

Net income (loss)	(6,626)	14,261	726	47,105
Less: Net income (loss) attributable to noncontrolling interest	(699)	(380)	(1,567)	(380)

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$(5,927)	$14,641	$2,293	$47,485

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$(0.13)	$0.32	$0.05	$1.03

Diluted	$(0.13)	$0.31	$0.05	$1.02

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A, Inc.:
Basic	46,282	46,000	46,282	45,941

Diluted	46,282	46,810	46,424	46,737